UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): June 6, 2011 (June 1, 2011)

CHINA ELECTRIC MOTOR, INC.
 (Exact name of registrant as specified in its charter)

Delaware	000-53017	26-1357787
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification No.)
of incorporation)

Sunna Motor Industry Park, Jian’an, Fuyong Hi-Tech Park, Baoan District, Shenzhen, Guangdong, 518103
People’s Republic of China
 (Address of principal executive offices)

86-755-8149 9969
 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01.	Changes in Registrant’s Certifying Accountants.

On June 1, 2011, China Electric Motor, Inc. (the “Company”) received a notice of resignation dated May 31, 2011 from MaloneBailey (“Resignation Letter”) indicating that it is terminating its engagement with the Company, effective immediately.  MaloneBailey informed the Company that the resignation was due to, as described in the Resignation Letter, discrepancies noted in the Company’s bank records during MaloneBailey’s 2010 audit, the dismissal of PricewaterhouseCoopers’ forensic audit, and the accompanying dissolution of the Special Committee of the Company’s Board of Directors and the resignation of at least one member of the Board of Directors.  The Resignation Letter indicated that MaloneBailey believed that the bank discrepancies may be an indication that the accounting records of the Company have been falsified, which would constitute an illegal act.  MaloneBailey indicated that the Company’s management has not provided it with a satisfactory explanation of the discrepancies.  A copy of the Resignation Letter is filed herewith as Exhibit 7.1.

The Resignation Letter also stated that such discrepancies and management’s unwillingness to take the steps necessary to properly resolve the issues surrounding the bank discrepancies could indicate a material error in previously issued financial statements.  As a result, MaloneBailey indicated in the Resignation Letter that it is unable to rely on management’s representations as they relate to previously issued financial statements and it can no longer support its opinions dated March 30, 2010 related to its audit of the consolidated financial statements of the Company and its subsidiaries as of December 31, 2009, and its opinion dated March 30, 2010 related to its audit of the parent company only financial statements of the Company as of December 31, 2009, both of which were included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2010.

Other than as set forth above, from February 10, 2010, when MaloneBailey was engaged, through MaloneBailey’s resignation, there were (1) no disagreements with MaloneBailey on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of MaloneBailey would have caused MaloneBailey to make reference to the subject matter of the disagreements in connection with its reports, and (2) no events of the type listed in paragraphs (A) through (D) of Item 304(a)(1)(v) of Regulation S-K.

The audit report of MaloneBailey on the financial statements of the Company for the year ended December 31, 2009 did not contain any adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

The Company will authorize MaloneBailey to respond fully to the inquiries of any successor accountant concerning the subject matter of any disagreements. Other than set forth above, there are no disagreements or reportable events as described under Item 304(a)(1) of Regulation S-K.

The Company provided a copy of this disclosure to MaloneBailey and an opportunity to furnish the Company with a letter addressed to the SEC stating whether it agrees or disagrees with the statements made by the Company herein in response to Item 304(a) of Regulation S-K.  A letter from MaloneBailey is filed herewith as Exhibit 16.1.

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On June 1, 2011, MaloneBailey, in the Resignation Letter described in this Current Report under Item 4.01, advised the Company that it can no longer support and it withdrew its opinion dated March 30, 2010 related to its audit of the consolidated financial statements of the Company and its subsidiaries as of December 31, 2009, and its opinion dated March 30, 2010 related to its audit of the parent company only financial statements of the Company as of December 31, 2009, both of which were included in the Company’s Annual Report on Form 10-K filed with the SEC on March 31, 2010.  MaloneBailey informed the Company in the Resignation Letter that due to discrepancies noted in the Company’s bank records during its 2010 audit, and the auditor’s inability to directly verify the Company’s bank records, they believe these irregularities may be an indication that the accounting records have been falsified, which would constitute an illegal act. MaloneBailey stated in its letter that the Company’s management has not provided a satisfactory explanation of the discrepancies noted in the banking records.  Furthermore, MaloneBailey’s letter notes that the discrepancies could indicate a material error in previously issued financial statements.  The Company’s Chief Financial Officer discussed these matters with MaloneBailey and MaloneBailey informed the board of directors of these issues.  A letter from MaloneBailey is filed herewith as Exhibit 16.1.

Item 9.01	Financial Statements and Exhibits

(d)           Exhibits.

Exhibit Number	Description of Exhibit
7.1	Resignation Letter from MaloneBailey, dated May 31, 2011
16.1	Letter from MaloneBailey, dated June 6, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA ELECTRIC MOTOR, INC.
Dated: June 6, 2011
By:  /s/ Yue Wang
Yue Wang
Chief Executive Officer